Exhibit 10.5

SANOFI-AVENTIS AND IMMUNOGEN CONFIDENTIAL

Execution Copy

AMENDMENT NO. 2 TO THE

COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 2 to the Collaboration and License Agreement (this “Amendment”) is dated as of December 7, 2007 (the “Amendment Effective Date”) by and between ImmunoGen, Inc., a Massachusetts corporation with a principal office at 128 Sidney Street, Cambridge, MA 02139 (“ImmunoGen”), and sanofi-aventis U.S. LLC, a Delaware limited liability company with offices at 1041 Rte. 202-206, Bridgewater, NJ 08807 (“Aventis”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Collaboration and License Agreement (the “Agreement”) dated as of July 30, 2003 (the “Agreement Effective Date”) by and between ImmunoGen and Aventis Pharmaceuticals, Inc. (predecessor in interest to Aventis), as amended August 31, 2006.

WHEREAS, on the Agreement Effective Date, ImmunoGen and Aventis entered into the Agreement for the purpose of collaborating on the identification and validation of targets for use in the discovery of antibodies and antibody-drug conjugates in the Collaborative Focus Area (as defined in the Agreement) and in the development and commercialization of such antibodies and antibody-drug conjugates; and

WHEREAS, the Parties hereto desire to amend the Agreement to provide that ImmunoGen will develop a Phase IIb/III scale process for manufacturing SAR3419 and Aventis will assist and compensate ImmunoGen, all as set forth in this Amendment, and to set forth certain additional terms applicable to the Agreement, as so amended.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

In consideration of the mutual promises and covenants hereinafter set forth herein, and other consideration, the Parties agree as follows:

1.                                      Amendments to Agreement.

(a) The following new definitions are hereby added to Article 1 of the Collaboration Agreement:

“1.25A	“Conjugation Process” means a process for manufacturing SAR3419 by conjugating its component parts, which is to be developed as part of the Services under this Agreement.”

“1.82A

“Project Plan” means the project plan attached hereto as Exhibit C, which describes the Services, sets forth the Requirements, and includes other information, terms and conditions relevant to performance of the Services, as amended and updated by mutual agreement of the Parties.”

“1.82B	“Project Materials” means any materials, other than Aventis Materials, used by ImmunoGen in the conduct of the Services.”

“1.82C	“Project Technology” means any Technology that is developed or conceived by employees of, or consultants to, ImmunoGen in the conduct of the Services.”

“1.85D	“SAR3419” means huB4 antibody conjugated to DM4 through the SPDB linker.”

“1.85E	“Requirements” means any specifications or requirements applicable to the Services set forth in the Project Plan.”

“1.86A	“Services” means the process development work to be performed by ImmunoGen, as described in the Project Plan.”

(b)                                 The definition of Aventis Materials set forth in Section 1.10 of the Agreement is hereby amended by adding the following sentence at the end of the definition:

“For purposes of clarity, Aventis Materials includes SAR3419.”

(c)                                  The definition of ImmunoGen Materials set forth in Section 1.49 of the Agreement is hereby amended by adding the following sentence at the end of the definition:

“For purposes of clarity, ImmunoGen Materials includes all Project Materials.”

(d)                                 The definition of “ImmunoGen Technology Improvements” is hereby deleted in its entirety and replaced with the following:

“ImmunoGen Technology Improvements” means (a) any Technology which (i) is developed or conceived by employees of, or consultant to, either Party or jointly by both Parties, under this Agreement and (ii) (A) is Covered by the ImmunoGen Patent Rights or (B) is a maytansinoid that is substantially equivalent to a maytansinoid Covered by an ImmunoGen Patent Right listed on Schedule 1.50 or (C) is a method of manufacture or use with respect to a maytansinoid that is substantially equivalent to a method of manufacture or use, respectively, with respect to a maytansinoid and Covered by an ImmunoGen Patent right listed on Schedule 1.50 and (b) any Project Technology.”

(e)                                  A new Section 4.5 is hereby added to the Agreement which shall provide as follows:

“4.5                         “Process Development Services.”

4.5.1                     Project Plan Document.  The Project Plan describes the Services, and the terms and conditions applicable to the conduct by ImmunoGen of the Services, under this Agreement.  The Project Plan may be amended by mutual agreement of the Parties and any updated or amended Project Plan will become part of this Agreement upon execution by both Parties.  In the event of a conflict between the terms of this Agreement and any terms of the Project Plan, the terms of this Agreement shall control.

4.5.2                     Performance of Services.  ImmunoGen shall use Commercially Reasonable Efforts to perform the Services in accordance with this Agreement, the Project Plan and the Requirements.  Without limiting the foregoing, ImmunoGen shall (a) make available facilities, utilities, equipment and computerized systems that are adequate to perform the Services in accordance with the Project Plan; and (b) provide an adequate number of personnel to perform the Services, all of whom have appropriate education, training and experience to do so.  At Aventis’ request, ImmunoGen shall provide Aventis with resumes or CVs for personnel assigned to perform the Services.  ImmunoGen shall be responsible for procuring any and all Project Materials, for ensuring that such Project Materials are suitable for the intended purposes, and for inspecting, testing, as appropriate, storing and maintaining Project Materials.  Other than payment of fees under Section 8.47(a), (b) and (c) and reimbursement of certain out-of-pocket costs under Section 8.4.7(d), ImmunoGen shall be responsible for all costs and expenses incurred in providing the Services.

4.5.3                     Schedule and Adjustments.  If ImmunoGen proposes to make any proposed changes to its personnel, facilities, utilities or equipment that are reasonably likely to affect the quality or timing of its performance of the Services, ImmunoGen shall promptly notify Aventis in writing of such proposed changes.  If Aventis reasonably determines that any such proposed changes are likely to materially affect the development and/or commercialization by Aventis of SAR3419, the implementation of those changes will be subject to Aventis’ approval, which will not be unreasonably withheld.  If any delay in completing the Services is due to Aventis’ failure to perform its obligations under this Agreement, including but not limited to delay in providing Aventis Materials under Section 4.5.6, then the Project Plan and the Milestone-Based Fees in Section 8.4.7(c) will be adjusted accordingly to reasonably account for such delay.

4.5.4                     Project Management and Aventis Assistance.  Each Party shall appoint designees to coordinate the conduct of the Services as appropriate (the “Project Managers”).  Project Managers will meet on a bi-weekly basis (more or less frequently if mutually agreed) to assess the progress of the Services.  Decisions by Project Managers are not binding except to the extent consistent with the Project Plan or agreed in writing by the Parties.  Aventis shall provide ImmunoGen with guidance, information and assistance as reasonably necessary for ImmunoGen to perform the Services, and shall use Commercially Reasonable Efforts to perform any obligations under any Project Plan related to such guidance and assistance.

4.5.5                     Modifications of Services, Requirements or Project Plan Document.  If Aventis reasonably determines that modifications to the Services or any Requirements are necessary, Aventis shall communicate such proposed modifications in writing to ImmunoGen (the “Proposed Modifications”).  If ImmunoGen reasonably believes that any such proposed modifications would be a material change to the Services or the Requirements, then ImmunoGen shall so inform Aventis, and shall include (a) an estimate of the length of time of any delay in the schedule as a result of the Proposed Modifications, and/or (b) an estimate of any revisions to the fees or costs as a result of the Proposed Modifications.  Subject to the foregoing, (a) ImmunoGen shall use Commercially Reasonable Efforts to assist Aventis in implementing the Proposed Modifications, (b) the Parties shall update the schedule in the Project Plan (including the applicable milestones), and (c) the Parties shall mutually agree on the fees and/or costs required to implement the Proposed Modifications.  Aventis shall be responsible for the payment of all such agreed fees and/or costs, as reflected in the updated schedule in accordance with this Agreement.

4.5.6                     Aventis Materials.  Unless otherwise specified in the Project Plan, Aventis shall deliver to ImmunoGen, at its own expense, the Aventis Materials in the form and amounts identified in the Project Plan.  For any Aventis Materials to be procured by ImmunoGen, ImmunoGen shall procure those Aventis Materials in the form and in amounts identified in the Project Plan and Aventis shall reimburse ImmunoGen for its costs incurred in making such procurement under Section 8.4.7(d).

4.5.7                     Termination of Services.  The obligation of ImmunoGen to conduct all or any part of the Services may, subject to Section 4.5.8 below, be terminated (a) by Aventis, at any time, and for any reason or no reason, by providing written notice of termination to ImmunoGen at least thirty (30) days prior to the date of termination, which notice shall specify the scope of the terminated Services; and (b) by either Party, by providing written notice of termination to the other Party at least thirty (30) days after having provided to the other Party notice of such Party’s material breach of this Agreement, unless such material breach has been cured within the thirty (30) day period after the initial notice of breach; provided, however, that when a Party allegedly in breach disputes in good faith that a breach has occurred, then both Parties shall continue performance during the pendency of any dispute resolution procedure for up to a maximum of six (6) months after notice of an alleged material breach.

4.5.8                     Obligations Upon Termination or Expiration of Services.

(a)                                 Payment by Aventis:  Except with regard to termination by Aventis as a result of the uncured material breach of ImmunoGen, upon termination of the Services as provided in Section

4.5.7, Aventis shall pay ImmunoGen: (i) the Service Fees described in Section 8.4.7(a) that were authorized to be incurred and were actually incurred prior to termination; (ii) reimbursable costs not already paid, to the extent such costs already have been incurred and (iii) any early termination fee as calculated under subsection (b) below.

(b)                                 Early Termination Fee:  If Aventis terminates the Services under Section 4.5.7(a) above at any time on or before ten (10) months from the date of initiation of the Services for any reason other than technical failure with respect to, or adverse clinical results which would preclude proceeding with, the further development of SAR3419, then Aventis shall pay ImmunoGen a termination fee of three hundred and fifty thousand dollars ($350,000) no later than the effective date of termination.

4.5.9                     Subcontracting and Use of Contract Manufacturing Organizations.  ImmunoGen shall not subcontract any of its obligations to conduct Services under this Agreement without Aventis’ prior written consent, which will not be unreasonably withheld or delayed.  To the extent Aventis Materials are required for performance under an authorized subcontract, Aventis either shall provide the Aventis Materials directly to the authorized subcontractor, or shall authorize ImmunoGen to provide the Aventis Materials to the authorized subcontractor, in either case subject to an appropriate material transfer agreement or other agreement between Aventis and the authorized subcontractor.”

(f)                                   A new Section 8.4.7 is hereby added to the Agreement which shall provide as follows:

“8.4.7               Service Fees; Costs.

(a)                                 Service Fees.  In consideration of ImmunoGen’s performance of the Services, Aventis shall pay to ImmunoGen fees, based on hours worked by ImmunoGen employees performing the Services, at a rate equal to $176.14 per hour or $310,000 per FTE per year (the “Service Fees”).

(b)                                 Cost Reimbursement.  Aventis shall reimburse ImmunoGen for the cost incurred by ImmunoGen in obtaining approved quantities of DM4 or SPDB for performance of the Services based on ImmunoGen’s standard cost of such materials, which will be included in the Project Plan. Prior to obtaining any such DM4 or SPDB, ImmunoGen shall notify Aventis of the quantities needed and shall receive approval from Aventis.  Notwithstanding the foregoing, ImmunoGen shall have no obligation to provide Aventis with any quantities of DM4 or SPDB in excess of the amount set forth in the Project Plan unless mutually agreed upon in writing.  Aventis shall be solely responsible for reimbursing ImmunoGen for the cost of any Aventis Materials procured directly by ImmunoGen (if any).

(c)                                  Milestone-Based Fees.  Aventis shall pay ImmunoGen a milestone-based fee of $500,000 upon mutual agreement that conjugate has been manufactured at a 2-5 gram scale and meets the target requirements agreed to in the Project Plan within the time indicated.  In the event that Aventis reasonably disagrees with the achievement of any such milestone, it shall so notify ImmunoGen in writing within thirty (30) days.  Within ten (10) business days of any such notice by Aventis, the Parties shall use reasonable efforts to resolve the dispute.

(d)                                 Invoices and Payment Terms.  Prior to payment by Aventis of the payments due under this Agreement, ImmunoGen must submit an invoice to Aventis which shall reference the applicable purchase order number (each, an “Invoice”).  ImmunoGen shall generate Invoices for all fees and cost reimbursements.  Invoices for Service Fees and for cost reimbursements shall be generated quarterly and provided to Aventis promptly after the end of the Calendar Quarter in which the fees were incurred; invoices for the milestone-based fee described above will be generated any time after completion of the milestone (as completion is determined under the Project Plan and Section 8.4.7(c)).  Each Invoice shall be addressed to:  sanofi-aventis U.S. LLC Attention: Accounts Payable Department

1041 Route 202-206 P.O. Box 5915 Bridgewater, NJ 08807-0800.  Invoices for cost reimbursement shall include appropriate reasonable documentation of costs incurred; Invoices for Service Fees shall detail the personnel providing Services and the number of FTEs/hours spent in performing Services, as calculated in accordance with Section 8.4.7(a), during the quarter for which the Invoice applies.  Aventis shall pay Invoices within thirty (30) days after receipt of each Invoice .  Receipt or acceptance by Aventis of any Invoices under this Agreement will not preclude Aventis from questioning the correctness of the underlying information at a later date, or from exercising its rights under Section 8.4.7.  If any undisputed inconsistencies or mistakes are discovered in an Invoice, the Parties shall make immediate adjustment, by reimbursement or credit, as applicable.  Invoices that remain unpaid more than thirty (30) days beyond the scheduled payment due date may be subject to an interest charge equal to one percent (1%) per month (twelve percent (12%) per annum), calculated from the scheduled payment due date forward; provided that in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments.  Such payments when made shall be accompanied by all interest so accrued.  All payments shall be made by wire transfer of immediately available funds to the following account:

Investor’s Bank & Trust Co.

ABA (routing): 011001438

F/C Client Funds # 569530395

Account: 020208420015

Account Title:  ImmunoGen, Inc.

(e)                                  Records Maintenance.  ImmunoGen shall maintain all records and accounts pertaining to the Services under this Agreement for a period of at least three (3) years from the date of final payment for the Services, or longer if required by law.  At the request of Aventis, upon at least ten (10) business days’ prior written notice, but no more often than once per calendar year, and at its sole expense, ImmunoGen shall permit an independent certified public accountant selected by Aventis and reasonably acceptable to ImmunoGen to inspect (during regular business hours) the relevant records required to be maintained by ImmunoGen under this Section 8.4.7.  To the extent requested by ImmunoGen, the accountant shall enter into a confidentiality agreement with both Parties reasonably acceptable to each.  The results of any such audit shall be made available to both Parties.  Aventis agrees to treat the results of any such accountant’s review of ImmunoGen’s records under this Section 8.4.7 as Confidential Information of ImmunoGen subject to the terms of Section 5.”

(f)                                   A new Exhibit C shall be added to the Agreement which shall be in the form of Exhibit C attached hereto.

2.                                      Miscellaneous.  The Parties hereby confirm and agree that, except as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the Parties hereto.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, effective as of the Amendment Effective Date, by their respective duly authorized officers.

SANOFI-AVENTIS U.S., LLC		IMMUNOGEN, INC.

By:	/s/ Thomas G. Metcalf	By:	/s/ John Lambert
Name:	Thomas G. Metcalf	Name:	John Lambert
Title:	Site Director	Title:	Senior Vice President
Date:	13 DEC 2007	Date:	07 DEC 2007

SANOFI-AVENTIS U.S., LLC

By:	/s/ Paul Darno
Name:	Paul Darno
Title:	Finance
Date:	12/13/07

Exhibit C

PROJECT PLAN

SAR3419 Phase IIb/Phase III Conjugation Process Development

Project Stages & Key Deliverables

stage	Description	duration	deliverables	Scheduled completion
I	Replace four step process with three step process	3 months	Process steps identified 2 x 1g batches	3 months from start of project
II	Process siting	8 months	Initial process description: Preliminary Process Flow Diagram (PFD) Preliminary Process Transfer Document (PTD)	8 months from start of project
III	Demonstration batches	2 months	2 x 2 — 5g demonstration batches Process Flow Diagram Process Transfer Document	10 months from start of project
IV	Process transfer to CMO	6 months	Approved batch record	13 months from start of project

Project Timeline: Schedule

Month #
	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15
Replace four step process	X	X	X ♦
Process siting	X	X	X	X	X	X	X	X
Demonstration Batches									X	X ♦
Transfer to CMO								X	X	X	X	X	X

♦Go/no-go decision based upon comparability

Timing for transfer to CMO assumes transfer of Phase 1 SAR3419 process to the same CMO has been successfully completed.

Team Communication

The joint development team expects to have biweekly teleconferences and bimonthly face to face meetings or others as deemed necessary. A meeting agenda will be agreed to and provided prior to each meeting. Meeting slides and data will be provided prior to each meeting as needed. Meeting action items

Exhibit C-1

and follow up will be provided following each meeting as needed. The team will utilize a joint shared repository site to store project documents.

Requirements & Scale

Demonstration Scale: 2 - 5g or as determined appropriate by process requirements and equipment limitations.

For both process and product requirements, it is assumed that the characteristics and quality of the huB4 antibody will be equivalent to the antibody currently in use for the phase I process.  Any changes to the antibody manufacturing process that could compromise meeting the targeted Phase IIb specifications will not be implemented during the term of this study without mutual consent.

Process Requirements: The process used to generate the final 2 x 2 — 5g batches should meet the following requirements:

1)             Small molecule clearance (DMA, PySH, PBA, NHS, DM4)

2)             Process scalability:

a)             Initial target is a 200 — 500g (starting antibody) process, scalable to 1 — 2kg

b)             Buffer volume optimized

c)              Impact of materials of construction understood, removal of halides

d)             Process kinetics

i)                 Modification and conjugation durations

ii)              Hold times (to allow for manufacturing flexibility)

3)             Overall process yield should be ~ 80% (current ~ 70%) if possible

Product Requirements: The conjugate drug substance should be comparable to the Phase I material, with the exception of:

1)	SDS PAGE. sanofi-aventis may implement a quantitative test
2)	SEC. Target for monomer increased from > 90.0% to > 95.0%
3)	Target concentration increased from 1.0 mg/mL +/- 20% to 5.0 mg/mL +/- 10%
4)	Target D/A 3.7 +/- 0.5 for specification; Process target is 3.7 +/- 0.3
5)

Target free drug lowered from < 0.15% (as % of total protein, equivalent to < 8% relative to total drug) to < 0.10% (as % of total protein, equivalent to < 5% relative to total drug) for specification. Target for process is < 0.02% (as % of total protein, equivalent to < 1% relative to total drug) at t0 by release assay.

6)	Target for binding assay to be narrowed. Parties will agree on new specifications, which will be adapted during course of process and assay development.

For SEC, concentration, D/A and Free Drug, evaluation will be performed using existing assays. Sanofi-aventis will be responsible for development (as necessary) and performance of the binding assay and may also develop assays for additional attributes, e.g. solvents (in addition to DMA); naked antibody; charge heterogeneity; and unreacted linker. As such assays are developed, sanofi-aventis should use them to test representative samples from the process development work. See Table 1 at the end of this document for additional breakdown of proposed analytical responsibilities.

STAGE I: Replace four step process with three step process

Purpose:                                              To demonstrate feasibility of removing the purification step for modified antibody that is part of the current (Phase 1) process.

Exhibit C-2

Activities:

1)	Evaluate available in process assays (e.g. free drug, NHS, PBA, PySH, free linker), further develop if necessary
2)	Investigate pH/temperature/antibody concentration/solvent concentration for modification and conjugation reactions.
3)	Investigate kinetics of linker degradation, assess impact of degradation products
4)	Investigate kinetics of DM4 degradation, assess impact of degradation products
5)	Determine amounts of SPDB and DM4 required
6)	Perform 2 x 1g scale up runs to assess feasibility of three step process & preliminary impact on stability (test particles at t=0)
7)	Compare material produced by three and four step processes

Deliverables:

S-A:	15 g antibody
1 g DM4
0.5 g SPDB
Analytical testing beyond IMGN responsibility as described in Table 1

IMGN:	Identified process steps
2 x 1g batches
Weekly to biweekly update reports
Summary chart on 3-step process
Preliminary development report (delivered at end of month 4)

Duration:                                         3 months.  This assumes that the analytical results from sanofi-aventis are available in a timely manner.  Unless otherwise agreed in the biweekly meetings, timely execution will be defined as ten (10) business days for receipt of the data by ImmunoGen.

IMGN FTE:                           Average of 4 FTE’s in Process and 2 FTE’s in Analytical (may not be evenly distributed over duration of this phase of project)

Go / No Go decision on further optimization of this process will be taken based on comparability data of 1g demo batches with Ph I reference material. In case material is not comparable, parties will meet to decide how development program could be modified to meet the objective.

STAGE II: Process siting

Purpose:                                              To define siting requirements for the pivotal/commercial manufacturing facility. This includes the initial definition of the process operating parameters that impact the facility footprint and long lead time equipment to be purchased by the commercial CMO.

Activities:

1)	Complete assessment of in process assays, provide analytical support to process
2)

Buffer requirements — IMGN will identify buffer composition and volume requirements. Factors that will be considered include protein concentration, solvent concentration, buffer volume and removal of halides (stainless steel compatibility)

3)	Optimization of SPDB and DM4 amounts
4)	Optimization of reaction time, solvent concentration, temperature and pH (for modification and conjugation reactions)

Exhibit C-3

5)

TFF assessment — IMGN will perform the necessary studies to optimize TFF steps (currently expected to be used for initial processing of antibody prior to modification and for final formulation step). Factors evaluated will include

a) Determine C bulk, TMP, Feed Flow Rate, membrane type and size.
b) Product aggregation profile — Assess if aggregation occurs during processing and minimize as feasible. Demonstrate small molecule removal that is consistent with a robust process.
6)

Chromatography assessment — IMGN will perform the necessary steps to optimize the chromatography step expected to be used for purification of conjugate, especially with respect to load, yield, purity (removal of conjugate aggregates and low molecular weight species).

7)	Process Kinetics- to broadly understand impact of addition rate and mixing.
8)	Hold times — define acceptable in process hold times to enhance operational flexibility
9)	All filtration steps will be appropriately sized
10)	TFF & chromatography reuse will be tracked.

Deliverables:

S-A:	100g antibody
6 g DM4
3.5 g SPDB
Preliminary formulation, minimally base buffer (by month 4)
Analytical testing beyond IMGN responsibility as described in Table 1

IMGN:	Laboratory samples (mgs to grams)
Weekly update reports
Initial Process Flow Diagram (PFD)
Initial Process Transfer Document (PTD)
Reports on development and performance of in process assays
Process performance and product quality data demonstrating that process and product meet requirements as indicated in the requirements and scale section.

Duration:

8 Months. This assumes that the analytical results from sanofi-aventis are available in a timely manner. Unless otherwise agreed in the team meetings. timely execution will be defined as ten (10) business days for receipt of the data by ImmunoGen.

IMGN FTE:	Average of 4 FTE’s in Process and 1 FTE’s in Analytical (may not be evenly distributed over duration of this phase of project)

STAGE III:  Demonstration Batches

Purpose:                                              To demonstrate the reproducibility of the process using target reaction conditions, target chromatography conditions and target TFF conditions.  A protocol for the demonstration batches will be formally approved to insure that the requirements for a scaleable process have been met.  During the time required for this evaluation and protocol approval, the “clock will stop” on the ten month time frame for delivery of the success milestone.  The milestone timing will resume once the demonstration batch manufacture is initiated.

Exhibit C-4

Activities:

1) Perform 2 x 2-5 gram batch runs

Deliverables:

S-A:	4 - 10 g antibody
0.5 g DM4
0.5 g SPDB
All materials generally representative of Phase II quality
Analytical testing beyond IMGN responsibility as described in Table 1

IMGN:	Process Transfer Document
Process Flow Diagram
Development report summarizing Stages I-III (delivered at end of month 12)
2 month accelerated stability summary of demo batches (delivered at end of month 13)

Duration:                                         2 months.  This assumes that the analytical results from sanofi-aventis are available in a timely manner.  Unless otherwise agreed, timely execution will be defined as ten (10) business days from receipt of samples for testing to receipt of the analytical data by ImmunoGen.

IMGN FTE:                           Average of 1.5 FTEs in Process and 1 FTEs in Analytical (may not be evenly distributed over duration of this phase of project)

Go / No Go decision on the continuation of the development program will be taken based on comparability data of 2-5g demo batches with Ph I reference material, as set forth in Table 2. In case material is not comparable, parties will meet to decide how development program could be modified to meet the objective.

Success Milestone:  A demonstration batch of at least 2g scale which meets the targets and specifications described in the “Requirements and Scale” section above, unless process development data justifies an exception, will be the basis for a milestone payment of $500,000 if this is accomplished within ten months of the initiation of Stage 1 work with the projected number of FTEs.  ImmunoGen will provide formal notification of initiation of Stage 1 work within 4 weeks of execution of the Amendment.  If the demonstration batch is delayed due to factors controlled by sanofi-aventis, such as not receiving the needed materials or analytical data from sanofi-aventis, this date may be modified by mutual agreement.

STAGE IV: Process transfer to CMO

Purpose:                                              To transfer the commercial process from IMGN to the commercial CMO.

Activities:

IMGN:                                                         Provide documentation and answer questions from sanofi-aventis and CMO (including: batch records and relevant SOP’s from current cGMP process; process flow diagram; process transfer document; in process test methods)

Technology Transfer to CMO during the Demonstration Batches if required

Participate in tech transfer visit(s) to CMO if required

Exchange and analysis of samples and technical information with CMO (during CMO’s initial scale-up runs and engineering runs)

Review initial Master Batch Record

Exhibit C-5

S-A:                                                                        With CMO, select and purchase equipment and raw materials, including selection and any necessary qualification of vendors

Transfer of required release testing methods

Analytical testing (release and characterization) not performed by the CMO

Review of SOP’s from CMO, including instructions for make-up of buffers

Overall project management (coordination of activities and timeline management)

Deliverables:                     Completion by CMO of approved batch records required for manufacture of material for pivotal trials.

Duration:                                         Assuming successful transfer of Ph 1 SAR3419 process to the CMO, transfer of commercial process should be complete six months from start of transfer

IMGN FTE:                           Depending on scope, average of 1 FTE’s in Process and 1 FTE’s in Analytical (may not be evenly distributed over duration of this phase of project).

Exhibit C-6

Total FTE Requirement at ImmunoGen

Stages I — IV (up to and including process transfer to CMO) are estimated to take 13 months.

Average of 4.5 FTE in Process Science and Engineering (includes Deb Meshulam and Godfrey Amphlett)
Average of 1.5 FTE in Analytical and Pharmaceutical Sciences (analytical resources only)

Estimated Materials Requirements (Stages I — IV)

	Ab (gm)	DM4 (gm)	SPDB (gm)
Month 0	15	1	0.5
Month 3	50	3	1.8
Month 6	50	3	1.8
Month 9	4-10	0.5	0.5
Month 12	0	0	0

It is understood that sanofi-aventis intends to provide these materials. If necessary, ImmunoGen would be able to provide DM4 at a cost of $46,000 per gram, but would not be obligated to provide any amount in excess of 3 g.

Travel Expenses

Expenses for IMGN personnel to travel to CMO for tech transfer will be paid by sanofi-aventis and will require prior approval of projected travel expenses from sanofi-aventis.

Exhibit C-7

Table 1 SAR3419 Commercial Process Development — Proposed Responsibility for Analytical Testing

	IMGN	sanofi-aventis(1)
In Process/Process Characterization	Protein Concentration	Quantitative SDS-PAGE
Linker/Antibody
Drug/Antibody
Protein monomer (SEC)
Turbidity
PySH/other linker species
DMA
Free DM4 (+ related species)
In use tests for selected RM’s
Conjugate “Release” (2)	Protein Concentration	Binding
	Drug/Antibody	Any additional testing required by sanofi-aventis
Protein monomer (SEC)
Free DM4 (+ related species)
Unconjugated linker
Product Characterization	Mass Spec (whole antibody, deglycosylated) — for drug distribution and non-quantitative naked Ab	Naked Antibody
Other solvents (if required by sanofi-aventis)
Charge heterogeneity
Any additional testing required by sanofi-aventis
Other		All DM4 and SPDB release and characterization testing(3)

(1) If quantitative spec is required, sanofi-aventis will need to assay in process samples with short turnaround to ensure that development efforts will enable target to be met.  Choice of relevant samples to be analyzed and assays to be performed will be mutually agreed. Timely execution will be defined as ten (10) business days from receipt of samples for testing to receipt of the analytical data by ImmunoGen unless otherwise mutually agreed upon

(2) At IMGN, these “Release” assays will be performed in the Process Sciences group. We will use assays used in Development for other conjugates, with no additional development.  Assays may differ from those used in QC.

(3) Includes weight/weight tests, as well as analytical investigation of any lot to lot differences uncovered during use testing at IMGN.

Exhibit C-8

Table 2 SAR3419 Phase I acceptance criteria (as 1 mg/mL solution; microbial contaminants and bacterial endotoxin do not apply)

Test	Acceptance criteria
Appearance	Liquid, may contain white to off-white particulates
Color	Colorless
Identification (Western Blot)	Conforms to reference
Purity (SDS-PAGE reduced)
Sum of light and heavy chains	≥ 90.0%
Purity (HPLC-SEC)
Area percent of monomer	≥ 90.0%
Assay (UV)
Protein concentration	0.8 to 1.2 mg/mL
Assay (ELISA)
Relative Potency by Binding	50 to 200%
In vitro Cytotoxicity assay
Relative Potency	40 to 250%
Ratio Drug/Antibody (UV)	2.6 to 4.4
Total of Free Maytansinoid (HPLC)
Percentage to total DM4 content	≤ 8.0%
Residual solvents
N,N Dimethylacetamide (DMA) (HPLC)	≤ 1090 ppm
Ethanol (GC)	≤ 0.5%
Hexane isomers (GC)	≤ 290 ppm
pH	5.3 to 5.7

Exhibit C-9